UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 25, 2025

TRUBRIDGE, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-41922	74-3032373
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

54 St. Emanuel Street, Mobile, Alabama 36602

(Address of Principal Executive Offices, including Zip Code)

(251) 639-8100

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $.001 per share	TBRG	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On November 25, 2025 (the “Amendment Date”), TruBridge, Inc. (the “Company”) entered into an Amended and Restated Credit Agreement (the “2025 Credit Agreement”), by and among the Company, certain subsidiaries of the Company, as guarantors (collectively, the “Subsidiary Guarantors”), Regions Bank, as administrative agent and collateral agent (the “Agent”), and various other lenders from time to time, which modified certain terms of the Company’s existing credit agreement, including the amendments set forth below. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the 2025 Credit Agreement.

1.

The maximum borrowing capacity under the revolving credit facility increased from $160 million to $180 million. The outstanding principal balance of the term loan facility increased from $54 million to $70 million.

2.	The pricing grid used to determine applicable margins for commitment fees and interest rates on any outstanding revolving credit or term loan balances changed to the following:

Pricing Level	Consolidated Net Leverage Ratio	Term SOFR Loans and Letter of Credit Fee	Base Rate Loans	Commitment Fee
1	>3.25:1.0	3.00%	2.00%	0.40%
2	<3.25:1.0 but >2.75:1.0	2.50%	1.50%	0.35%
3	<2.75:1.0 but >2.25:1.0	2.25%	1.25%	0.30%
4	<2.25:1.0 but >1.75:1.0	2.00%	1.00%	0.25%
5	<1.75:1.0 but >1.50:1.0	1.75%	0.75%	0.25%
6	<1.50:1.0	1.50%	0.50%	0.25%

3.

The definition of “Consolidated EBITDA” was changed to (i) remove the add-back related to the “Viewgol Acquisition”; (ii) remove the limit on the add-back for fees and expenses related to any “Permitted Acquisition” for any four-quarter fiscal period, which previously limited such add-back to 10% of the total consideration for the relevant acquisition; (iii) increase the limit on the add-back for fees and expenses related to any “Permitted Acquisition” not consummated within the aforementioned period from (a) the greater of $7,000,000 and 10% of Consolidated EBITDA to (b) the greater of $8,000,000 and 10% of Consolidated EBITDA; (iv) add add-backs for (a) unusual and non-recurring expenses, (b) restructuring and integration expenses, (c) employee-related expenses, and (d) certain non-recurring operational expenses; (v) set the aggregate limit of add-backs for (a) pro-forma future savings and synergies from transactions, (b) unusual and non-recurring expenses, (c) restructuring and integration expenses, (d) employee-related expenses, and (e) certain non-recurring operational expenses, to 20% of Consolidated EBITDA; (vi) add an add-back related to charges and losses resulting from any adjustment to the expected amount of any contingent obligation including any “Earn Out Obligations” and (vii) add a carve-out related to gains and increases resulting from any adjustment to the expected amount of any contingent obligation including any Earn Out Obligation.

4.

The definition of “Consolidated Net Leverage Ratio” was changed such that the numerator nets qualified cash of the Company and its subsidiaries in an aggregate amount not to exceed $30,000,000 from Consolidated Funded Debt.

5.

The definition of “Permitted Acquisitions” was changed to (i) remove the condition that acquisitions of equity interests be limited to entities organized in the United States or Canada and (ii) add the conditions that any newly acquired subsidiary shall join the 2025 Credit Agreement as a “Loan Party” (if required thereunder) and any such acquired assets shall become “Collateral” under the 2025 Credit Agreement (if required thereunder), provided that the portion of the consideration paid in connection with such acquisitions where subsidiaries do not become “Loan Parties” and assets do not become “Collateral” shall not exceed $10,000,000.

6.	The “SOFR Adjustment” that had been included in the Term SOFR calculation was removed.

7.	The maturity date for both the revolving and term loan credit facilities changed from May 2027 to November 2030.

8.	The obligation to use proceeds from certain equity issuances or sales to prepay the credit facilities has been removed.

9.

A representation was added which states neither the Company nor any of its subsidiaries (i) is a “covered foreign person” under the Outbound Investment Rules issued by the U.S. Department of Treasury under U.S. Executive Order 14105 of August 9, 2023 or (ii) currently engages in any “covered activity” or “covered transaction” as defined in the Outbound Investment Rules.

10.

A covenant was added which states neither the Company nor any of its subsidiaries shall (i) become a “covered foreign person” under the Outbound Investment Rules, (ii) engage in any “covered activity” or “covered transaction” under the Outbound Investment Rules, (iii) undertake activities that would qualify as such if the Company or any subsidiary were treated as a U.S. person, or (iv) conduct an activity that would cause any lender under the 2025 Credit Agreement to violate the Outbound Investment Rules or be prohibited under the Outbound Investment Rules from performing its obligations under the 2025 Credit Agreement.

11.	The “Consolidated Net Leverage Ratio” requirements have changed as follows:

The Company shall not permit the “Consolidated Net Leverage Ratio” as of the end of the fiscal quarters of the Company ending (a) December 31, 2025 through September 30, 2026 to be greater than 3.75 to 1.0 and (b) December 31, 2026 and thereafter to be greater than 3.50 to 1.0.

12.	The “Consolidated Fixed Charge Coverage Ratio” requirements have changed as follows:

The Company shall not permit the “Consolidated Fixed Charge Coverage Ratio” as of the end of any fiscal quarter of the Company to be less than 1.25 to 1.0.

13.

A provision was added which requires any amendment to the 2025 Credit Agreement that (i) subordinates the lenders’ obligations to other debt or (ii) subordinates the liens securing those obligations to liens securing other debt will only be effective with the written consent of all affected lenders under the 2025 Credit Agreement (excluding certain defaulting lenders).

The Company’s obligations under the 2025 Credit Agreement are secured pursuant to an Amended and Restated Pledge and Security Agreement (the “2025 Pledge and Security Agreement”), dated as of the Amendment Date, by and among the parties identified as Obligors therein and Regions Bank, as collateral agent, on a first priority basis by a security interest in substantially all of the tangible and intangible assets (subject to certain exceptions) of the Company and the Subsidiary Guarantors, including certain registered intellectual property and the capital stock of certain of the Company’s direct and indirect subsidiaries. The Company’s obligations under the 2025 Credit Agreement are also guaranteed by the Subsidiary Guarantors.

All other material terms of the existing credit agreement remain the same and are described in more detail in the Current Reports on Forms 8-K and 8-K/A previously filed on January 8, 2016, December 23, 2016, October 17, 2017, November 1, 2017, February 14, 2018, June 18, 2020, May 3, 2022, January 17, 2024, and February 29, 2024. The 2025 Credit Agreement provides for other changes to the Company’s existing credit agreement that are not material to that agreement or the Company. The changes reflected in the 2025 Pledge and Security Agreement are not material to that agreement or the Company.

The foregoing description of the 2025 Credit Agreement and the 2025 Pledge and Security Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the 2025 Credit Agreement and the 2025 Pledge and Security Agreement, copies of which are filed herewith as Exhibit 10.1 and Exhibit 10.2, respectively, and incorporated herein by reference.

Copies of the 2025 Credit Agreement and the 2025 Pledge and Security Agreement have been included as exhibits to this Current Report on Form 8-K to provide investors with information regarding their respective terms. They are not intended to provide any other factual information about the Company or any of its subsidiaries or affiliates. The representations, warranties and covenants contained in the 2025 Credit Agreement and the 2025 Pledge and Security Agreement were made only for purposes of such agreements and as of the specific date of such agreements; were made solely for the benefit of the parties to such agreements; may be subject to limitations agreed upon by the contracting parties, including being qualified by information in confidential disclosure schedules that modify, qualify or create exceptions to the representations and warranties set forth in such agreements; may not have been intended to be statements of fact, but rather, as a method of allocating contractual risk and governing the contractual rights and relationships between the parties to such agreement; and may be subject to standards of materiality applicable to contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or any of its subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the 2025 Credit Agreement and the 2025 Pledge and Security Agreement, which subsequent information may or may not be fully reflected the Company’s public disclosures.

The lead arranger and bookrunner, the administrative agent, the collateral agent and certain lenders under the 2025 Credit Agreement and their respective affiliates are full service financial institutions and have in the past provided, and may in the future provide, certain other commercial banking, financial advisory and investment banking and other services for the Company and its affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above regarding the 2025 Credit Agreement and the 2025 Pledge and Security Agreement is hereby incorporated by reference into this Item 2.03. Amounts outstanding under the Company’s credit facilities immediately before and after the execution of the 2025 Credit Agreement were as follows, with amounts outstanding after execution inclusive of fees and accrued interest (dollars in millions and rounded to the nearest million):

	Outstanding Amounts Before Execution	Outstanding Amounts After Execution
Term loan facility	$54	$70
Revolving credit facility	$111	$98
Total	$165	$168

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are filed herewith:

Exhibit Number	Description

10.1	Amended and Restated Credit Agreement, dated as of November 25, 2025, by and among TruBridge, Inc., certain of its subsidiaries, as guarantors, certain lenders named therein, and Regions Bank, as administrative agent and collateral agent

10.2	Amended and Restated Pledge and Security Agreement, dated as of November 25, 2025, by and among the parties identified as Obligors therein and Regions Bank, as collateral agent

99.1	Press Release dated December 1, 2025

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRUBRIDGE, INC.

Date: December 1, 2025	By:	/s/ Vinay Bassi
	Name:	Vinay Bassi
	Title:	Chief Financial Officer and Treasurer